EXHIBIT 10.5
ASSISTED LIVING CONCEPTS, INC.
DEFERRED COMPENSATION PLAN
EFFECTIVE JANUARY 1, 2005, AS AMENDED AND RESTATED DECEMBER 16, 2008
ARTICLE I
INTRODUCTION
     This document governs the terms and provisions of the Assisted Living Concepts, Inc. Deferred Compensation Plan following the merger of the Assisted Living Concepts, Inc. Deferred Salary Plan into the Assisted Living Concepts, Inc. Deferred Compensation Plan. This document shall govern the operation of those prior separate plans from and after January 1, 2005, which plans had in turn replaced the prior separate Extendicare Health Services, Inc. Deferred Compensation Plan as amended and restated effective January 1, 2005 as applicable to employees of Assisted Living Concepts, Inc. and the prior Extendicare Health Services, Inc. Deferred Salary Plan as amended and restated effective January 1, 2005 with respect to employees of Assisted Living Concepts, Inc. No benefits shall be payable to Assisted Living Concepts, Inc. employees under the terms of the Extendicare Health Services, Inc. Deferred Compensation Plan or Extendicare Health Services, Inc. Deferred Salary Plan, as amended and restated effective as of January 1, 2005, but, instead, the benefits previously provided by those plans are provided for herein. This document applies only to amounts earned or first vested after calendar year 2004. For periods prior to calendar year 2005, Extendicare Health Services, Inc. and its participating affiliates have maintained the Extendicare Health Services, Inc. Deferred Compensation Plan and Extendicare Health Services, Inc. Deferred Salary Plan by means of a series of individual deferred compensation agreements with covered executives. Amounts earned and vested prior to January 1, 2005, including past and future interest credited thereon, shall remain subject to the terms of those individual agreements as previously in effect (the “Frozen Agreements”) but no further amounts shall be earned and vested under the Frozen Agreements which have been assigned by Extendicare Health Services, Inc. to, and assumed by, Assisted Living Concepts, Inc. All amounts credited under the Frozen Agreements prior to January 1, 2005 which were not yet vested as of January 1, 2005 and all deferrals to the Deferred Compensation Plan and Deferred Salary Plan for periods on or after January 1, 2005 (whether at the election of participants or otherwise) shall be governed by the terms and provisions of this document. Nothing in this document shall apply to amounts earned and vested prior to 2005 and past and future interest credited thereon. This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.
ARTICLE II
DEFINITIONS
     The following definitions shall be applicable throughout the Plan:

     2.1 “Account” means the combination of the Participant’s Deferral Account and Matching Account.
     2.2 “Administrator” means the committee designated by the Corporation’s Board of Directors under Plan Section 7.1, which shall be responsible for administering and interpreting the Plan.
     2.3 “Beneficiary” means the person, persons, or entity designated by the Participant to receive any benefits payable under the Plan on or after the Participant’s death. Each Participant shall be permitted to name, change or revoke the Participant’s designation of a Beneficiary in writing on a form and in the manner prescribed by the Corporation; provided, however, that the designation on file with the Corporation at the time of the Participant’s death shall be controlling. Should a Participant fail to make a valid Beneficiary designation or leave no named Beneficiary surviving, any benefits due shall be paid to such Participant’s spouse, if living; or if not living, then any benefits due shall be paid to such Participant’s estate.
     2.4 “Code” means the Internal Revenue Code of 1986, including any subsequent amendments.
     2.5 “Corporation” means Assisted Living Concepts, Inc., and each of its affiliates which has adopted the Plan or may adopt the Plan; provided, however, that for purposes of the power to amend or terminate the Plan or take any other action under or with respect to the Plan, except for the payment of benefits, the term “Corporation” shall refer only to Assisted Living Concepts, Inc.
     2.6 “Deferral Account” means the account credited from time to time with bookkeeping amounts equal to the portions of a Participant’s compensation deferred pursuant to Section 3.2 and interest credited on such amounts in accordance with Article IV.
     2.7 “Effective Date” means January 1, 2005.
     2.8 “ERISA” means the Employee Retirement Income Security Act of 1974, including any subsequent amendments.
     2.9 “Matching Account” means the account credited from time to time with bookkeeping amounts equal to matching contributions on behalf of the Participant pursuant to Section 3.6 and interest credited on such amounts in accordance with Article IV. The Matching Account shall also hold those matching contributions (and interest credited thereon) which had been credited to the account of the Participant under a Frozen Agreement prior to 2005 which were not vested prior to 2005.
     2.10 “Participant” means a key management or highly compensated employee designated as eligible to participate in the Plan for a Plan Year under Section 3.1 (who shall be known as “Active Participants” for such Plan Year) and any person who previously participated in the Plan and is entitled to benefits.
     2.11 “Plan” means the Assisted Living Concepts, Inc. Deferred Compensation Plan, as set forth herein, and as may be amended from time to time.
     2.12 “Plan Year” means the calendar year.

     2.13 “Separation from Service”
     (a) In General. The Participant shall have a Separation from Service with the Corporation if the Participant dies, retires, or otherwise has a termination of employment with the Corporation. However, for purposes of this Section 2.13, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Corporation under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 2.13, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.
     (b) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Corporation and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Corporation if the Participant has been providing services to the Corporation less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Corporation and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Corporation if the Participant has been providing services to the Corporation less than 36 months (or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Corporation and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant’s replacement caused the Participant to return to employment. Although the Participant’s return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Corporation reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 2.13) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.13, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 2.13) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.13, are disregarded for purposes of this paragraph (b) of this Section 2.13 (including for purposes of determining the applicable 36-month (or shorter) period).
     (c) Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Corporation as seller to an unrelated service recipient (buyer), a Participant of the Corporation would otherwise experience a Separation from Service with the Corporation, the Corporation and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Corporation immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Corporation immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the Corporation) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.
     (d) Dual Status. If a Participant provides services both as an employee of the Corporation and as an independent contractor of the Corporation, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. Notwithstanding the foregoing, if a Participant provides services both as an employee of the Corporation and a member of the board of directors of the Corporation, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).
     2.14 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse, beneficiary or dependent (as defined in Section 152(a) of the Code, without regard to Section 151 (b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse, beneficiary or a dependent (as defined in Code section 152(a), without regard to Section 151 (b)(1), (b)(2) and (d)(1)(B)), may also constitute an Unforeseeable Emergency. Except as otherwise provided above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency is to be determined based on the relevant facts and circumstances of each case.
ARTICLE III
PARTICIPATION AND DEFERRALS
     3.1 Determination of Participants. Within a reasonable period of time prior to the beginning of a Plan Year or at any time during a Plan Year, the Administrator will designate employees who will be eligible to become Active Participants in the Plan for that Plan Year (or the remainder of such Plan Year). The Plan Administrator shall also designate whether an individual is a Group A Participant or Group B Participant. An employee designated as an Active Participant for a Plan Year shall remain an Active Participant until the employee’s Separation from Service or the Administrator or the Board of Directors of the Corporation takes action to terminate such employee’s participation effective on the first day of any Plan Year subsequent to the date of such action by the Administrator or the Board. Participation in deferral elections may be terminated, participation in matching contributions may be terminated or both may be terminated by such action.
     3.2 Deferral Elections. An Active Participant may elect to defer up to 10% of his or her base salary during a Plan Year by completing and filing such forms as required by the Corporation prior to the first day of the Plan Year for which the base salary is earned. Compensation deferred shall be retained by the Corporation credited to the Participant’s Deferral Account pursuant to Section 4.1 and paid in accordance with the terms and conditions of the Plan. An employee who is not already eligible to participant in any other deferred compensation plan of the account balance type who becomes an Active Participant for the first time during a Plan Year (for example, an employee designated by the Administrator upon hire or promotion) may make an election to defer base salary for services to be performed subsequent to the election within 30 days after the effective date of participation. The Participant’s base salary shall be determined before reduction by any elective deferrals to this Plan or to a plan described in Code Sections 402(g)(3), 125 and 132(f)(4). A Participant’s deferral election may provide for a specified level of deferral to be taken from each of his base salary payments during the year or, instead, may specify that the amount of deferrals shall be taken out disproportionately in accordance with specific directions provided by the Participant at the time of the deferral election; provided, however, that the amounts taken out pursuant to a disproportionate deferral election shall never in the aggregate exceed 10% of the Participant’s “assumed annual base salary”. A Participant’s “assumed annual base salary” shall be the annual base salary which would be payable to him during the Plan Year if his base salary in effect on the first day of the Plan Year remained in effect throughout the Plan Year.
     3.3 Annual Elections. An Active Participant’s deferral election under Section 3.2 shall be irrevocable for the entirety of a Plan Year. An Active Participant must make a separate deferral election for each Plan Year in accordance with the procedures described in Section 3.2 above.
     3.4 Unforeseeable Emergency. In the event that a Participant makes application for a hardship distribution under Section 6.3 and the Administrator determines that an Unforeseeable Emergency exists, all deferral elections otherwise in effect under this Article III and any other nonqualified deferred compensation plan of the account balance type shall immediately terminate upon such determination. To resume deferrals thereafter, a Participant must make an election satisfying the provisions of Section 3.2 as those provisions apply to someone who is already an Active Participant in the Plan.
     3.5 401(k) Hardship. Any deferral elections in effect under this Article III shall be cancelled as required due to a hardship distribution described in IRS Regulation Section 1.401(k)-1(d)(3) or any successor thereto. To resume deferrals after the required suspension period, a Participant must make an election satisfying the provisions of Section 3.2 as those provisions apply to someone who is already an Active Participant in the Plan.
     3.6 Matching Contributions. At the same time the Corporation credits elective deferral contributions made pursuant to Section 3.2 to the Deferral Account of a Group A Participant, the Corporation shall credit Matching Contributions in an amount equal to 50% of those elective deferral contributions to the Participant’s Matching Account.
ARTICLE IV
ACCOUNTS; INTEREST
     4.1 Credits to Accounts. Bookkeeping amounts equal to the amounts deferred by a Participant pursuant to Section 3.2 shall be credited to such Participant’s Deferral Account as soon as practicable after the deferred compensation would otherwise have been paid to such Participant in the absence of deferral. Bookkeeping amounts equal to the matching contributions described in Section 3.6 shall be credited to the Participant’s Matching Account at the same time as the deferrals to which they relate.
     4.2 Interest on Accounts. All funds credited to the Participant’s Account shall be increased by interest monthly on the last day of each month by applying the “interest rate” to the average of the Participant’s Account balances on each day of the month. The “interest rate” shall be one-twelfth (1/12) of the average of the annual prime rate of U.S. Bank (or its successor) as in effect on each day of the month.
     4.3 Bookkeeping Accounts Only. Each Participant’s Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to such Participant under the Plan. Participant Accounts shall be bookkeeping accounts only and no Participant or

Beneficiary shall have any proprietary rights in any assets held by the Corporation, whether or not held for the purpose of funding the Corporation’s obligation under this Plan. This Plan constitutes the mere promise of the Corporation to make benefit payments in the future and the right of any Participant or Beneficiary to receive benefits under this Plan shall be an unsecured claim against the general assets of the Corporation. Notwithstanding the foregoing, the Corporation may choose to finance some or all of its obligations hereunder via a trust intended to be a grantor trust.
ARTICLE V
VESTING
     5.1 Deferral Account. The Participant shall at all time have a fully vested interest in his Deferral Account.
     5.2 Matching Account. A Participant’s vested interest in his Matching Account shall be the percentage of his Matching Account based on his completed years of continuous employment with the group consisting of the Corporation and its affiliates from the date he first became employed with that group determined as follows:

Completed Years Of Continuous Employment:	Vested Percentage:
Less than 2 years	0%
At least 2 years, but less than 3	20%
At least 3 years, but less than 4	40%
At least 4 years, but less than 5	70%
5 or more years	100%
     5.3 Death or Disability. Notwithstanding Section 5.2 above, the Participant shall be fully vested in his Matching Account if the Participant’s Separation from Service is by reason of death or disability. For this purpose, the Participant shall be considered to be disabled if the Administrator finds the Participant, on the basis of a written medical opinion, furnished by a licensed physician appointed by the Administrator, to be incapable of engaging in the Participant’s regular occupation with the Corporation at the location where the Participant last worked, and that, to a reasonable medical probability, such incapacity will continue to exist during the remainder of the Participant’s life.
     5.4 Special Vesting Calculation. For purposes of determining the vested percentage in the Matching Account of a Participant whose Matching Account includes amounts originally credited prior to 2005 under a Frozen Agreement but which were not vested prior to 2005, the Participant’s vested interest in his Matching Account shall equal P(AB+O)-O. For purposes of applying this formula: P is the vested percentage at the relevant time determined under Section 5.2; AB is the Matching Account balance at the relevant time and O is the Participant’s vested account balance in the Frozen Agreement on December 31, 2004. (The Frozen Agreements continue to govern all amounts earned and vested by the Participant under the Frozen Agreements prior to January 1, 2005 (and interested credited on such amounts).)

ARTICLE VI
MANNER AND TIMING OF DISTRIBUTION
     6.1 Payment of Benefits.
     ii) After a Participant’s Separation from Service for any reason (including retirement, death, disability or other termination), the Participant’s vested interest in his Account will be determined and paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary). Payment shall be made in one of the following forms as specified in the Participant’s payment election pursuant to Section 6.2:
     (i) A single sum distribution of the vested balance of the Account on the first day of the seventh month following the Participant’s Separation from Service; or
     (ii) The total value of the vested balance of the Account shall be paid in five (5) annual installments with the first of such installments to be paid on the first day of the seventh month following the Participant’s Separation from Service. The amount of each installment shall be the Participant’s vested Account balance as determined on the day prior to distribution multiplied by a fraction of which the numerator is one and the denominator is the number of payments remaining to be made to the Participant (including the payment being made currently). The interest provided for in Section 4.2 shall continue to accrue on the vested balance remaining in the Account; or
     (iii) The total value of the vested balance of the Account shall be paid in ten (10) annual installments with the first of such installments to be paid on the first day of the seventh month following the Participant’s Separation from Service. The amount of each installment shall be the Participant’s vested Account balance as determined on the day prior to installment multiplied by a fraction of which the numerator is one and the denominator is the number of payments remaining to be made to the Participant (including the payment being made currently). The interest provided for in Section 4.2 shall continue to accrue on the vested balance remaining in the Account; or
     (iv) The total value of the vested balance of the Account shall be paid in twenty (20) annual installments with the first of such installments to be paid on the first day of the seventh month following the Participant’s Separation from Service. The amount of each installment shall be the Participant’s vested Account balance as determined on the day prior to distribution multiplied by a fraction of which the numerator is one and the denominator is the number of payments remaining to be made to the Participant (including the payment being made currently). The interest factor provided for in Section 4.2 shall continue to accrue on the vested balance remaining in the Account.
In the case of the installment payments, subsequent installments shall be made on an anniversary of the first installment.

     (b) Notwithstanding paragraph (a) above, in the case of a Participant whose Separation from Service was due to death, payment shall commence under the applicable payment option on the first day of the first month following the Participant’s Separation from Service rather than on the first day of the seventh month following the Participant’s Separation from Service.
     6.2 Payment Election. An individual who first becomes an Active Participant at the beginning of a Plan Year shall, prior to his date of participation, complete a payment election form specifying the form of payment applicable to such Participant’s Account under the Plan. Absent an actual election by such Participant by the effective date of participation, the Participant shall be deemed to have elected payment in the single sum payment form. An individual who first becomes an Active Participant other than on the first day of a Plan Year shall, no later than 30 days after the effective date of participation, complete a payment election form specifying the form of payment applicable to such Participant’s Account. In the event such a Participant does not make an actual election within such 30 day period, payment will be made in the single sum payment form; provided, however, that if such Participant is already a Participant in any other nonqualified plan or plans sponsored by the Corporation of the account balance type, the most recent payment election with respect to any one of those plans shall be the payment election form deemed elected under this Plan regardless of whether the individual elects a different payment election form during that initial 30 day period. A Participant may change the form of payment by completing and filing a new payment election form with the Corporation, and the payment election form on file with the Corporation as of the date of the Participant’s Separation from Service shall be controlling. Notwithstanding the foregoing, a payment election form changing the Participant’s form of payment shall not be effective if the Participant has a Separation from Service within twelve months after the date on which the election change is filed with the Corporation. Any change in payment method must have the effect of delaying the commencement of payments to a date which is at least five (5) years following the initially scheduled commencement date of payment previously in effect. For purposes of compliance with Section 409A of the Internal Revenue Code, a series of five year installment payments, ten year installment payments and twenty year installment payments are each designated as a single payment rather than a right to a series of separate payments; therefore, a Participant who has elected (or is deemed to have elected) any option under Section 6.1 may substitute any of the other options for the option originally elected as long as the foregoing one-year and five year rules are satisfied. The five year delay rule does not apply if the revised payment method applies only upon the Participant’s death.
     6.3 Financial Hardship. A partial or total distribution of the Participant’s Account shall be made prior to Separation from Service upon the Participant’s request and a demonstration by the Participant of severe financial hardship as a result of an Unforeseeable Emergency. Such distribution shall be made in a single sum as soon as administratively practicable following the Administrator’s determination that the foregoing requirements have been met. In any case, a distribution due to Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals as provided in Section 3.4. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available because of cancellation of a deferral election as provided in Section 3.4 upon a payment due to an Unforeseeable Emergency. The payment may be made from any arrangement in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the arrangement under which the payment was made must be designated at the time of payment.
     6.4 Delayed Distribution.
     (a) A payment otherwise required to be made pursuant to the provisions of this Article VI shall be delayed if the Corporation reasonably anticipates that the Corporation’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Corporation anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which occurs the six month anniversary of the date on which the Participant has a Separation from Service.
     (b) A payment otherwise required under this Article VI shall be delayed if the Corporation reasonably determines that the making of the payment will jeopardize the ability of the Corporation to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Corporation reasonably determines that the making of the payment will not jeopardize the ability of the Corporation to continue as a going concern.
     (c) A payment otherwise required under this Article VI shall be delayed if the Corporation reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Corporation reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)
     (d) A payment otherwise required under this Article VI shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
     6.5 Inclusion in Income Under Section 409A. Notwithstanding any other provision of this Article VI, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Administrator becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more.
     6.6 Domestic Relations Order. Notwithstanding any other provision of this Article VI, payments shall be made from an account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).
     6.7 De Minimis Amounts. Notwithstanding any other provision this Article VI, a Participant’s Account entire balance under this Plan and all other nonqualified deferred compensation plans of the account balance type shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the

Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, do not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.
ARTICLE VII
ADMINISTRATION
     7.1 Administrator. The Plan shall be administered by the Administrator, which shall be a committee designated or created by the Corporation’s Board of Directors for this purpose. The Administrator shall have all authority that may be appropriate for administering the Plan, including the authority to adopt rules and regulations for the conduct of its affairs and for implementing, amending and carrying out the Plan, interpreting the provisions of the Plan and determining a Participant’s entitlement to benefits hereunder. The Administrator shall be entitled to rely upon the Corporation’s records as to information pertinent to calculations or determinations made pursuant to the Plan.
     The Administrator may also delegate any of its clerical or other administrative duties to one or more officers or employees of the Corporation, who may assist the Administrator in the performance of any of its functions hereunder. In the event of such delegation, a reference to the Administrator shall be deemed to refer to such officer(s) or employee(s).
     7.2 Authority of Administrator. The Administrator shall have full and complete discretionary authority to determine eligibility for benefits under the Plan, to construe the terms of the Plan and to decide any matter presented through the claims procedure. Any final determination by the Administrator shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence considered by the Administrator at the time of such determination.
     7.3 Administrator Actions. The Administrator may authorize one or more of its members to execute on its behalf instructions or directions to any interested party, and any such interested party may rely upon the information contained therein. The members may also act at a meeting or by unanimous written consent. A majority of the members shall constitute a quorum for the transaction of business and shall have full power to act hereunder. All decisions shall be made by vote of the majority present at any meeting at which a quorum is present, except for actions in writing without a meeting, which must be unanimous.
     7.4 Conflict of Interest. Any person who is on the committee which has been designated by the Corporation’s Board of Directors as the Administrator who is covered under the Plan may not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right to any benefit under the Plan is particularly involved. Decisions shall be made by remaining members. Any such person shall not become an Active Participant the Plan unless and until designated as a member by the Corporation’s Board of Directors. Further, any such person shall not be removed from active participation in the Plan except pursuant to action taken by the Board of Directors.

     7.5 Minor or Incompetent Payees. If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Corporation may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.
     7.6 No Liability. Except as otherwise provided by law, neither the Administrator, nor any member thereof, nor any director, officer or employee of the Corporation involved in the administration of the Plan shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. The Corporation shall hold harmless and defend any individual in the employment of the Corporation and any director of the Corporation against any claim, action or liability asserted against him in connection with any action or failure to act regarding the Plan, except as and to the extent that any such liability may be based upon the individual’s own gross negligence or willful misconduct. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
     7.7 Plan Expenses. All costs and expenses incurred in connection with the administration and operation of the Plan shall be borne by the Corporation and/or any trust established by the Corporation to assist it in meeting its obligations under the Plan.
     7.8 Claims Procedure.
     (a) If the Participant or the Participant’s Beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim with the Administrator or its designee. The Administrator or its designee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision. The notice of the such decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the following information:
     (i) the specific reasons for the denial;
     (ii) specific reference to pertinent provisions of the Plan on which the denial is based; and
     (iii) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.
     (iv) a description of the Plan’s claims review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502 of ERISA if the Claimant’s claim is denied upon review.
     (b) A Claimant is entitled to request a review of any denial of his claim. The request for review must be submitted in writing to the Administrator within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the Claimant and, absent the submission of request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon submission of a written request for review, the Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Administrator.
     The Administrator shall fully and fairly review the matter and shall consider all information submitted in the review request, without regard to whether or not such information was submitted or considered in the initial claim determination. The Administrator shall promptly respond to the Claimant, in writing, of its decision within 60 days after receipt of the review request. However, due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Administrator’s decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based, notification that the Claimant can receive or review copies of all documents, records and information relevant to the claim, and information as to the Claimant’s right to file suit under Section 502(a) of ERISA.
     (c) If a determination of disability for purposes of Section 5.2, 6.1(b) or 6.2 becomes necessary and if such determination is considered to be with respect to a claim for benefits based on disability for purposes of 29 CFR Section 2560.503-1, then the Administrator shall adopt and administer a special procedure for considering such disability claims meeting the requirements of 29 CFR Section 2560.503-1 for disability benefit claims.
ARTICLE VIII
MISCELLANEOUS
     8.1 Amendment or Termination. The Corporation (through its Board of Directors or authorized officers or employees) reserves the right to alter or amend the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. Further, the Board of Directors of the Corporation reserves the right to terminate the Plan, at any time and for any reason. Notwithstanding the foregoing, in no event shall any amendment or termination deprive any Participant or Beneficiary of any amounts credited to him under this Plan as of the date of such amendment or termination; provided, however, that the Corporation may prospectively change the rate at which interest is credited or discontinue the crediting of interest and, further, the Corporation may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder.
     If the Plan is amended to freeze benefit accruals, no additional deferrals or contributions shall be credited to any Participant Account hereunder. Following such a freeze of benefit accruals, Participants’ Accounts shall be paid at such time and in such form as provided under Article VI of the Plan. If the Corporation terminates the Plan and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Corporation shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Article VI of the plan.

     8.2 Applicable Law. This Plan shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the provisions of ERISA or other applicable federal law.
     8.3 Relationship to Other Programs. Participation in the Plan shall not affect a Participant’s rights to participate in and receive benefits under any other plans of the Corporation, nor shall it affect the Participant’s rights under any other agreement entered into with the Corporation, unless expressly provided otherwise by such plan or agreement. Any amount credited under or paid pursuant to this Plan shall not be treated as wages, salary or any other type of compensation or otherwise taken into account in the determination of the Participant’s benefits under any other plans of the Corporation, unless expressly provided otherwise by such plan.
     8.4 Non-Assignability. No Participant or Beneficiary shall have any right to commute, sell, assign, pledge, convey, or otherwise transfer any rights or claims to receive benefits hereunder, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind except to the extent otherwise required by law.
     8.5 Status of Plan Under ERISA. The Plan is intended to be an unfunded plan maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of ERISA.
     8.6 Withholding. The Corporation shall comply with all applicable tax and governmental withholding requirements. To the extent required by law, the Corporation shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from any other amounts paid to a Participant by the Corporation. If FICA taxes must be withheld in connection with amounts credited hereunder before payments are otherwise due hereunder and if there are no other wages from which to withhold them, the Corporation shall pay such FICA taxes generated by such payment (and taxes under Code Section 3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding of Section 3401 wages and taxes) but no more and the Participant’s Account hereunder shall be reduced by an amount equal to the payments made by the Corporation.
     8.7 Limited Liability. In no event will the Corporation’s liability to pay benefits to a Participant or his Beneficiary under Article VI ever exceed the Participant’s vested interest in his Account under the Plan.
     8.8 No Right to Continued Employment. Neither participation in this Plan, nor the payment of any benefit hereunder, shall be construed as giving to a Participant any right to be retained in the service of the Corporation, or limiting in any way the right of the Corporation to terminate the Participant’s service at any time. Nor does participation in this Plan guarantee the Participant the right to be continued in service in any particular position or at any particular rate of compensation.
     8.9 Special Rules for 2005-2008. Notwithstanding the usual rules required regarding the deferral elections and distribution elections:
     (a) A Participant who has previously made an election for deferral of base salary, may on or before March 15, 2005 modify that election as it would apply to base salary payments made with respect to services rendered after the date the Participant makes such election.

     (b) On or before December 31, 2008, a Participant may make an election as to distribution of his Account from among the choices described at Section 6.1 hereof without complying with the rules described in Section 6.2 hereof as long as the effect of the election made in any year is not to accelerate payments into that year or to defer payments which would otherwise have been made in that year to a subsequent year. In order to subsequently change any such special election after December 31, 2008, the requirements of Section 6.2 hereof must be satisfied. (This election will not apply to distribution of the Participant’s accounts holding amounts earned and vested prior to January 1, 2005, if any, (and interest credited thereon) since such accounts are not governed by this document but are governed by the Frozen Agreements.)
     8.10 Cessation of Affiliation. Each Corporation sponsors the Plan as to its own employees and not with respect to the employees of any other Corporation which sponsors the Plan. If a Corporation which sponsors the Plan ceases to be affiliated with the other Corporations which sponsor the Plan, then that Corporation shall continue to maintain the Plan with respect to its own employees, shall adopt replacement documents which are substantively identical to this document by which to continue its obligations which had been created hereunder and, thereafter, its obligations to its employees shall be governed by such successor document and this document shall cease to apply to that Corporation and its employees.